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                                                                       Exhibit 1


                             Joint Filing Agreement

        In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01, of Allied Digital Technologies Corp., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.


Analog Acquisition Corp.


By: /s/ Ian D. Highet
    -----------------------
    Name:  Ian D. Highet
    Title: Vice President

399 Venture Partners, Inc.

By: /s/ Michael Delaney
    -----------------------
    Name:  Michael Delaney
    Title: Vice President

Citibank, N.A.

By: /s/ Byron Knief
    -----------------------
    Name:  Byron Knief
    Title: Vice President

Citicorp

By: /s/ George E. Seegers
    ------------------------
    Name:  George E. Seegers
    Title: Vice President & Assistant Secretary

    /s/ John K. Mangini
    --------------------
    John K. Mangini